Exhibit 99.1

CHRYSLER GROUP REPORTS SECOND-QUARTER 2014 NET INCOME OF $619 MILLION

MODIFIED OPERATING PROFIT WAS $985 MILLION, UP 22 PERCENT FROM THE PRIOR YEAR

FREE CASH FLOW WAS $1 BILLION

GUIDANCE FOR THE YEAR IS CONFIRMED

•	Chrysler Group reported net income of $619 million in the second quarter of 2014, up 22 percent from a year ago

•	Net revenue for the second quarter was $20.5 billion, up 14 percent from a year ago

•	Modified Operating Profit(b) grew 22 percent to $985 million for the quarter, from $808 million a year earlier

•	Free Cash Flow(e) for the second quarter was $1 billion, compared with $91 million a year ago

•	Cash(d) as of June 30, 2014, was $13.3 billion

•	Net Industrial Cash(f) at the end of the quarter was $331 million, an improvement from Net Industrial Debt(f) of $551 million at March 31, 2014, and Net Industrial Debt of $656 million at June 30, 2013

•	Worldwide vehicle shipments were 727,000 for the quarter, up 10 percent from 660,000 a year ago

•	Worldwide vehicle sales for the quarter were 723,000, up 12 percent from a year ago

•	U.S. market share was 12.1 percent for the quarter, up from 11.4 percent a year ago; market share in Canada was 15.3 percent for the quarter, up from 15.1 percent a year ago

•	Full-year 2014 guidance is confirmed

AUBURN HILLS, Mich., Aug. 6, 2014 – Chrysler Group LLC today reported preliminary financial results for the second quarter and first half of 2014, including net income of $619 million for the quarter, up 22 percent from $507 million in the year-ago quarter.

Adjusted Net Income(a) for the first half of 2014 was $1.1 billion, up from $696 million in the first half of 2013. The Adjusted Net Income of $1.1 billion excludes the unfavorable effects of infrequent items recorded in the first quarter of 2014, related to the Company’s prepayment of a note held by the UAW Retiree Medical Benefits Trust (VEBA Trust Note) and a charge for commitments associated with the January memorandum of understanding signed with the UAW. Including the infrequent items, net loss for the first half of the year was $71 million.

Net revenue for the second quarter was $20.5 billion, up 14 percent from $18 billion a year ago. Net revenue for the first half of the year was $39.4 billion, compared with $33.4 billion a year ago. Increased shipments of vehicles such as the Ram pickup and the all-new Jeep Cherokee drove the year-over-year improvements.

CHRYSLER GROUP LLC

($Mils)	Q2 2014	Q2 2013	Q2 2014 B/(W) Q2 2013	H1 2014	H1 2013	H1 2014 B/(W) H1 2013
Net Revenue	20,454	17,994	2,460	39,444	33,379	6,065

Modified Operating Profit	985	808	177	1,571	1,243	328

Modified EBITDA	1,697	1,484	213	2,979	2,533	446

Net Income (Loss)	619	507	112	(71)	673	(744)
Add: Loss on Extinguishment of Debt	—	23	(23)	504	23	481
Charge for MOU with the UAW	—	—	—	672	—	672

Adjusted Net Income	619	530	89	1,105	696	409

Cash	13,310	11,881	1,429

Note	-	Refer to the Non-U.S. GAAP Financial Measures and Other Items section of this release for information regarding non-GAAP financial measures

Modified Operating Profit was $985 million in the second quarter, or 4.8 percent of net revenue, up from $808 million reported in the prior-year period. The 22 percent increase was mainly the result of higher shipment volumes, improved mix, and pricing to recover vehicle content enhancements, partially

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offset by increased incentive spending on legacy products, industrial and advertising costs and adverse foreign exchange effects. Modified Operating Profit for the first half of 2014 was $1.6 billion, or 4 percent of net revenue, up from $1.2 billion in the first half of 2013.

Modified EBITDA(c) was $1.7 billion for the quarter, or 8.3 percent of net revenue, up 14 percent from $1.5 billion a year earlier. Modified EBITDA for the first half of the year was $3 billion, up from $2.5 billion in the prior year.

Cash as of June 30, 2014, was $13.3 billion, up from $12.4 billion as of March 31, 2014, and $11.9 billion on June 30, 2013. Total available liquidity as of June 30, 2014, was $14.6 billion, including $1.3 billion available under an undrawn committed revolving credit facility. Free Cash Flow for the second quarter and first half of 2014 was $1 billion and $1.9 billion, respectively.

Financial liabilities at June 30, 2014, totaled $13 billion compared with $12.9 billion as of March 31, 2014, and $12.5 billion as of June 30, 2013. The increase from a year ago was primarily due to the refinancing of the VEBA Trust Note in the first quarter of 2014. Net Industrial Cash was $331 million at the end of the second quarter, an improvement from Net Industrial Debt of $551 million at March 31, 2014, and Net Industrial Debt of $656 million at June 30, 2013. Interest expense for the quarter was $209 million, compared with $265 million in the prior-year period. Interest expense for the first half of the year was $434 million, compared with $528 million in the first half of 2013.

Worldwide vehicle shipments were 727,000 for the quarter, including 16,000 contract manufactured vehicles, an increase of 10 percent from a year earlier, when the Company shipped 660,000 vehicles, including 18,000 contract manufactured vehicles. For the first half of 2014, worldwide shipments were 1.4 million, up 13 percent versus the first half of 2013.

Worldwide vehicle sales were 723,000 for the second quarter, up 12 percent from 643,000 sold in the second quarter of 2013, driven largely by a 16 percent increase in the Company’s U.S. retail sales. Worldwide vehicle sales were 1.3 million for the first half of the year, up from 1.2 million in the prior year, while Chrysler Group was the sales market leader in Canada for the first half of the year. U.S. fleet sales as a percentage of total U.S. sales were 21 percent in the second quarter this year, down from 22 percent a year ago.

Chrysler Group’s U.S. market share was 12.1 percent for the quarter, up from 11.4 percent a year ago; market share in Canada was 15.3 percent, up from 15.1 percent in the year-ago period.

U.S. dealers’ days’ supply of inventory at the end of June 2014 was 72 days, compared with 71 days at the end of March 2014, and 68 days at the end of June 2013.

Vehicle sales outside North America increased 19 percent from the second quarter of 2013, to 89,000, including 13,000 vehicles manufactured by Chrysler Group and sold by Fiat S.p.A.

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Full-Year 2014 Guidance

The targets for the full year 2014 are confirmed as follows:

•	Worldwide vehicle shipments of ~2.9 million (up from ~2.8 million)

•	Net revenue of >$80 billion

•	Modified Operating Profit of $3.7-$4.0 billion

•	Adjusted Net Income of $2.3-$2.5 billion

•	Free Cash Flow of $0.5-$1.0 billion

Product News

•	The company launched the all-new Chrysler 200 sedan during the quarter at the Sterling Heights (Mich.) Assembly Plant; the Chrysler 200 is the third Chrysler Group vehicle derived from the “Compact U.S. Wide” architecture co-developed with Fiat

•	J.D. Power named the 2014 Chrysler Town & Country its “Highest-Ranked Minivan” and named the 2014 Dodge Challenger “Highest-Ranked Midsize Sport Car” in its 2014 U.S. Initial Quality Study

•	Edmunds.com awarded the Jeep Wrangler, Dodge Challenger and Ram ProMaster its “2014 Best Retained Value Award” in the Compact SUV, Midsize/Large Coupe and Commercial Van categories, respectively

•	The Northwest Automotive Press Association designated the 2014 Jeep Grand Cherokee “Winner of the Premium Standard Utility” class, and named the 2014 Jeep Cherokee “2014 Northwest Outdoor Activity Vehicle of the Year” and “Winner of the Compact Utility” class

Additional Information

Chrysler Group’s preliminary second-quarter 2014 financial results will be presented during an analyst and investor conference call at 11:00 a.m. Eastern Daylight Time on Aug. 6, 2014, on a stand-alone basis prepared in accordance with U.S. GAAP, and will be available at www.chryslergroupllc.com. A recording of the call will be posted on the same Chrysler Group website approximately 90 minutes after the conclusion of the call. Chrysler Group’s parent, Fiat S.p.A., presented its preliminary second-quarter 2014 financial results on July 30, 2014. Fiat S.p.A. included certain preliminary Chrysler Group financial results prepared in accordance with IFRS in its earnings release on a consolidated basis, which is available on the Investor Relations tab of the Fiat S.p.A. website, http://www.fiatspa.com/en-US/investor_relations/investors/Pages/investors.aspx.

Chrysler Group intends to publish financial statements for the quarter ended June 30, 2014, prepared in accordance with U.S. GAAP, in August 2014, when it files its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission (SEC).

Non-U.S. GAAP Financial Measures and Other Items

(a)	Adjusted Net Income is defined as net income (loss) excluding the impact of items that we consider infrequent items. The reconciliation of net income to Adjusted Net Income, Modified Operating Profit (defined below) and Modified EBITDA (defined below) for the three and six months ended June 30, 2014, and June 30, 2013, is detailed in Table 1 of the attachment to this press release.

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(b)	Modified Operating Profit is computed starting with net income (loss), and then adjusting the amount to (i) add back income tax expense and exclude income tax benefits, (ii) add back net interest expense, (iii) add back (exclude) all pension, other postretirement benefit (OPEB) and other employee benefit costs (gains) other than service costs, (iv) add back restructuring expense and exclude restructuring income, (v) add back other financial expense, (vi) add back losses and exclude gains due to cumulative change in accounting principles and (vii) add back certain other costs, charges and expenses, which include the impact of infrequent items factored into the calculation of Adjusted Net Income (Loss). The reconciliation of net income to Adjusted Net Income, Modified Operating Profit and Modified EBITDA (defined below) for the three and six months ended June 30, 2014, and June 30, 2013, is detailed in Table 1 of the attachment to this press release.
(c)	Modified EBITDA is computed starting with net income (loss) adjusted to Modified Operating Profit (Loss) as described above, and then adding back depreciation and amortization expense (excluding depreciation and amortization expense for vehicles held for lease). The reconciliation of net income to Adjusted Net Income, Modified Operating Profit and Modified EBITDA for the three and six months ended June 30, 2014, and 2013, is detailed in Table 1 of the attachment to this press release.
(d)	Cash is defined as cash and cash equivalents.
(e)	Free Cash Flow is defined as cash flows from operating and investing activities, excluding any debt-related investing activities. A reconciliation of net cash provided by (used in) operating and investing activities to Free Cash Flow for the three and six months ended June 30, 2014, and June 30, 2013, is detailed in Table 2 of the attachment to this press release.
(f)	Net Industrial Cash (Debt) is defined as Cash less financial liabilities. A reconciliation of Cash to Net Industrial Cash (Debt) at June 30, 2014, March 31, 2014, and June 30, 2013, is detailed in Table 3 of the attachment to this press release.

Forward-Looking Statements

This document contains forward-looking statements that reflect management’s current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, including, but not limited to: successful vehicle launches; industry SAAR levels; economic conditions, especially in North America, including unemployment levels and the availability of affordably priced financing for our dealers and consumers; introduction of competing products and competitive pressures which may limit our ability to reduce sales incentives; supply disruptions resulting from natural disasters and other events impacting our supply chain; and our dependence on our parent, Fiat S.p.A. In addition, any projections or targets on future performance are based on the assumption that the Company maintains its status as a partnership for U.S. federal and state income tax purposes and do not consider the impact of a potential conversion of the Company into a corporate tax paying entity. If any of these or other risks and uncertainties occur, or if the assumptions underlying any of these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made. Further details of potential risks that may affect Chrysler Group are described in Chrysler Group LLC’s periodic reports filed with the SEC.

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About Chrysler Group LLC

Chrysler Group LLC, formed in 2009 to establish a global strategic alliance with Fiat S.p.A., designs, engineers, manufactures, distributes and sells vehicles under the Chrysler, Jeep, Dodge, Ram and FIAT brands, and the SRT performance vehicle designation. The Company also distributes the Alfa Romeo 4C and Mopar products. With the resources, technology and worldwide distribution network required to compete on a global scale, the alliance builds on Chrysler Group’s culture of innovation, first established by Walter P. Chrysler in 1925, and Fiat’s complementary technology that dates back to its founding in 1899. Chrysler Group became a wholly owned subsidiary of Fiat on Jan. 21, 2014.

Headquartered in Auburn Hills, Mich., Chrysler Group’s product lineup features some of the world’s most recognizable vehicles, including the Chrysler 300 and Town & Country, Jeep Wrangler and Grand Cherokee, Dodge Challenger and Viper SRT, Ram 1500 and Fiat 500. Fiat contributes world-class technology, platforms and powertrains for small- and medium-size cars, allowing Chrysler Group to offer an expanded product line including environmentally friendly vehicles.

Contacts:

Media Inquiries		Investor Relations

Gualberto Ranieri	Shawn Morgan	Joe Veltri	Tim Krause

248.512.2226	248.512.2692	248.576.9257	248.512.2923

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Attachment

These financial results are presented on a preliminary basis and will be superseded by the financial results included in Chrysler Group’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, to be filed with the SEC.

Table 1: Reconciliation of Net Income (Loss) to Adjusted Net Income, Modified Operating Profit and Modified EBITDA

CHRYSLER GROUP LLC

($Mils)	Q2 2014	Q2 2013	Q2 2014 B/(W) Q2 2013	H1 2014	H1 2013	H1 2014 B/(W) H1 2013
Net Income (Loss)	619	507	112	(71)	673	(744)

Add:
Loss on Extinguishment of Debt	—	23	(23)	504	23	481
Charge for MOU with the UAW	—	—	—	672	—	672

Adjusted Net Income	619	530	89	1,105	696	409

Add (Deduct):
Income Tax Expense	166	37	129	51	69	(18)

Net Interest Expense	192	257	(65)	405	508	(103)

Other Employee Benefit Losses (Gains) \1	10	(18)	28	2	(30)	32

Restructuring (Income) Expense, Net & Other	(2)	2	(4)	8	—	8

Modified Operating Profit	985	808	177	1,571	1,243	328

Add:
Depreciation and Amortization Expense \2	712	676	36	1,408	1,290	118

Modified EBITDA	1,697	1,484	213	2,979	2,533	446

\1	Includes interest cost, expected return on plan assets and amortization of unrecognized losses
\2	Excludes depreciation and amortization expense for vehicles held for lease

Table 2: Reconciliation of Net Cash Provided By (Used In) Operating and Investing Activities to Free Cash Flow

CHRYSLER GROUP LLC

($Mils)	Q2 2014	Q2 2013	Q2 2014 B/(W) Q2 2013	H1 2014	H1 2013	H1 2014 B/(W) H1 2013
Net Cash Provided By Operating Activities	1,927	977	950	3,550	2,187	1,363

Net Cash Used In Investing Activities	(958)	(886)	(72)	(1,662)	(1,647)	(15)

Free Cash Flow	969	91	878	1,888	540	1,348

Table 3: Reconciliation of Cash to Net Industrial Cash (Debt)

CHRYSLER GROUP LLC

($Mils)	Jun 30, 2014	Mar 31, 2014	Jun 30, 2013
Cash	13,310	12,363	11,881

Less: Financial Liabilities	(12,979)	(12,914)	(12,537)

Net Industrial Cash (Debt)	331	(551)	(656)

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